UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Mr. Rene J. Moline, Senior Vice President, Information Technology and Network Communication Services of Vectrus, Inc. (the “Company”) was identified as one of the named executive officers for 2016 in the Company’s 2017 Proxy Statement filed with the Securities and Exchange Commission on March 31, 2017 in connection with the Company’s 2017 Annual Meeting of Shareholders. Therefore, the Company is filing this Current Report on Form 8-K pursuant to Item 5.02(e) to provide disclosure in connection with a compensatory arrangement with Mr. Moline.

On August 25, 2015, Vectrus and Mr. Moline entered into an employment letter (the "Moline Letter Agreement") setting forth the terms and conditions of his employment as Vice President of Information Technology and Network Communication Services of the Company. The material terms of the Moline Letter Agreement are set forth below.

1.	Compensation and Benefits.

a.	Annual Base Salary. Mr. Moline’s initial base salary was $270,000.

b.
Cash Sign-on Payment. Mr. Moline was paid a cash sign-on payment of $200,000 in December 2015, subject to repayment (net of taxes) if Mr. Moline voluntarily terminates his employment within two years from the date of payment.

c.	2016 Target Annual Incentive. Mr. Moline is eligible to participate in the Company’s Annual Incentive Plan with a target award of 40% of his annual base salary, starting in 2016.

d.	Discretionary Bonus for 2015. Mr. Moline was eligible for a discretionary bonus of $27,000 for 2015, representing three-months of pro-rata consideration based on his date of hire.

e.
Long-Term Incentives. Mr. Moline is eligible to participate in the Company's Long-Term Incentive Award Program, subject to approval of his discretionary awards by the Compensation and Personnel Committee. For 2015, he was recommended for a total target equity award of $175,000, comprised of 50% in the form of a total shareholder return award (subject to a three-year performance period beginning January 1, 2015 through December 31, 2017), 20% in non-qualified stock options and 30% in restricted stock units. The options and restricted stock units will vest in one third installments on the first, second and third anniversaries of the grant date. In order to offset the additional equity that he forfeited at his then-current employer, he received a special restricted stock unit grant of $200,000. These units will vest 50% after two years from the date of grant and 50% after three years from the date of grant. If his employment with the Company is terminated, either voluntarily or involuntarily, prior to the vesting dates, the unvested portion of this award will be forfeited.

f.	Other Benefit Programs. Mr. Moline is eligible to participate in the Company’s benefit plans that are applicable to other employees.

g.
Relocation Assistance. Mr. Moline was eligible for relocation to the Colorado Springs area pursuant to Company policy; however, he chose to work in the Company's Reston, Virginia office and did not relocate to Colorado Springs.

2.
Termination of Employment. In the event that the Company terminates Mr. Moline’s employment within his first year of employment, for any reason other than for cause and without an offer of comparable employment, Mr. Moline will receive six months of his current salary paid as a severance payment. Following his one-year anniversary with the Company, he will revert to severance eligibility under the Company severance policy that is in effect at that time.

The foregoing description of the terms of the Moline Letter Agreement is not complete and is subject to and qualified in its entirety by the Moline Letter Agreement, a copy of which is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.01	Moline Letter Agreement dated August 25, 2015 between Vectrus, Inc. and Mr. Moline

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.01	Moline Letter Agreement dated August 25, 2015 between Vectrus, Inc. and Mr. Moline